Exhibit 3.1

CORENERGY INFRASTRUCTURE TRUST, INC.

ARTICLES OF AMENDMENT

CorEnergy Infrastructure Trust, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  The charter of the Corporation (the “Charter”) is hereby amended to provide that:

Upon the Effective Time (as defined below), every five (5) shares of common stock, $0.001 par value per share (the “Common Stock”), of the Corporation which were issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be changed into one (1) issued and outstanding share of Common Stock, $0.005 par value per share (the “Reverse Stock Split”).  No fractional shares shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares of Common Stock shall be entitled to receive cash (without interest or deduction) from the Corporation’s transfer agent in lieu of such fractional share interests upon the submission of a transmission letter by a stockholder holding the shares in book-entry form and, where shares are held in certificated form, upon the surrender of the stockholder’s Old Certificates (as defined below), in an amount equal to the product obtained by multiplying (a) the closing price per share of the Common Stock as reported on the New York Stock Exchange as of the date of the Effective Time, by (b) the fraction of one share owned by the stockholder. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.

SECOND: The foregoing amendment to the Charter was approved by a majority of the entire Board of Directors of the Corporation as required by the Maryland General Corporation Law (the “MGCL”).  Pursuant to Section 2-309(e) of the MGCL, no stockholder approval was required.

THIRD: There has been no increase in the authorized stock of the Corporation effected by the amendment to the Charter as set forth above.

FOURTH: These Articles of Amendment shall be effective at 5:01 p.m. Eastern Standard Time on December 1, 2015 (the “Effective Time”).

FIFTH:  The undersigned officer of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed by its Chief Executive Officer and President and attested to by its Secretary this 1st day of December, 2015.

CORENERGY INFRASTRUCTURE TRUST, INC.

By:	/s/ David J. Schulte
David J. Schulte
President and Chief Executive Officer

ATTEST:

/s/ Rebecca M. Sandring
Rebecca M. Sandring
Secretary